As filed with the Securities and Exchange Commission on February 17, 2015

Registration No. __________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIED MINERALS, INC.
(Name of small business issuer in its charter)

Delaware	1044	82-0096527
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

110 Greene Street, Suite 1101, New York, NY 10012
(212) 226-4265

(Address and telephone number of principal executive offices and principal place of business)

William Gleeson
General Counsel
Applied Minerals, Inc.
110 Greene Street – Suite 1101, New York, NY 10012
(212) 226-4251
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per	21,574,441(2)	$0.65	$14,023,387	$1,630
Common Stock, $0.001 par value per	19,356,652(3)	$0.65	$12,581,824	$1,462
Total	40,931,093		$26,605,211	$3,092

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions which occur during this continuous offering.

(2)

Represents the shares that are issuable as of the issue date on the conversion of 10% PIK-Election Convertible Notes due 2018 (“Series A Notes”) that were issued on November 3, 2014. PIK refers to payment-in-kind; that is, interest paid by means of increasing the principal of the Notes

(3)

Represents the maximum number of additional shares that may be issued on conversion of the Series A Notes over the amount indicated in the text at footnote 2. This number assumes that the Company elects to pays only payment-in-kind interest (not cash) and immediately prior to the 2018 maturity date, the maturity date to be extended from 2018 to 2023, the interest rate is lowered to 1% and the conversion price is reduced by $.10, all in accordance with the terms of the Notes. Given the Company’s financial condition, it is likely that interest payments will be made only in the form of payment-in-kind

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low prices of our Common Stock, as reported on the OTCBB quotation service on February 13, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
APPLIED MINERALS, INC.

40,931,093 shares of Common Stock

This prospectus relates to the offer and sale, from time to time, by the sellers (“Selling Stockholders”) of up to 40,931,093 shares of Common Stock, par value $.001 (“Common Stock”) issuable on conversion of 10% PIK-Election Convertible Notes due 2018 (“Series A Notes” or the “Notes”) issued on November 3, 2014. 21,574,441 of those Shares were issuable as of the issue date on the conversion of the Series A Notes. Payment-in-kind interest is interest paid by increasing the principal of the Series A Notes. 19,356,652 shares is the maximum number of additional shares that may be issued on conversion of Series A Notes. This number assumes that the Company elects to pays only payment-in-kind interest (not cash) and immediately prior to the 2018 maturity date, the maturity date to be extended from 2018 to 2023, the interest rate is lowered to 1% and the conversion price is reduced by $.10, all in accordance with the terms of the Notes. Given the Company’s financial condition, it is likely that interest payments will be made only in the form of payment-in-kind. The shares of Common Stock that may be issued on conversion of the Series A Notes are referred to as the “Shares.”

The term “Selling Stockholders” includes the persons listed in the table under “Selling Stockholders,” and also donees, pledgees, transferees or other successors-in-interest, selling Shares or interests in Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution, or other transfer.  The Selling Stockholders may sell all or any portion of their Shares in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions.  Each Selling Stockholder will determine the prices at which the Selling Stockholder’s Shares will be sold.  Although the Company will incur expenses in connection with the registration of the Shares offered under this prospectus, the Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

Our Common Stock is quoted on the OTCBB under the symbol “AMNL.”  On February 13, 2015, the closing bid quotation of our Common Stock was $ 0.65. Our principal executive offices are located 110 Greene Street, Suite 1101, New York, NY 10012.  Our telephone number is (212) 226-4265.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should carefully read this entire prospectus and any amendments or supplements to this prospectus as well as material incorporated by reference into this prospectus before you make your investment decision.

The shares of Common Stock offered under this prospectus involve a high degree of risk.  See “Risk Factors” beginning at page 7 and the risk factors that are incorporated by reference in this prospectus from our filings made with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 17, 2015

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our Company that is not contained in, or incorporated by reference into, this prospectus or a supplement thereto.  Information contained in this prospectus may become stale.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders are offering to sell, and seeking offers to buy, shares of the Shares only in jurisdictions where offers and sales are permitted.

Unless otherwise specified or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Applied Minerals, Inc., a Delaware corporation, and its consolidated subsidiary.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, any supplement thereto, and the documents incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry.  Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

PROSPECTUS SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements in this prospectus and any supplement thereto as well as incorporated by reference into this prospectus or any supplement. This summary does not contain all of the information you should consider before investing in our securities.  You should read all of the information in this prospectus and any supplement thereto and incorporated in this prospectus carefully, especially the risks of investing in our securities (see “Risk Factors”) before making an investment decision.

Securities Being Offered

This prospectus relates to the offer and sale, from time to time, by the sellers (“Selling Stockholders”) of up to 40,931,093 shares of Common Stock, par value $.001 (“Common Stock”) issuable on conversion of 10% PIK-Election Convertible Notes due 2018 (“Series A Notes” or the “Notes”) issued on November 3, 2014. 21,574,441 of those Shares were issuable as of the issue date on the conversion of the Series A Notes. Payment-in-kind interest is interest paid by increasing the principal of the Series A Notes. 19,356,652 shares is the maximum number of additional shares that may be issued on conversion of Series A Notes. This number assumes that the Company elects to pays only payment-in-kind interest (not cash) and immediately prior to the 2018 maturity date, the maturity date to be extended from 2018 to 2023, the interest rate is lowered to 1% and the conversion price is reduced by $.10, all in accordance with the terms of the Notes. Given the Company’s financial condition, it is likely that interest payments will be made only in the form of payment-in-kind.  The shares of Common Stock that may be issued on conversion of the Series A Notes are referred to as the “Shares.”

See “The Series A Notes,” “The Offering,” and “Selling Stockholders.”

Use of Proceeds	The Company will receive none of the proceeds for the sale of the Shares. The proceeds will go to the Selling Stockholders. See “Use of Proceeds”

Plan of Distribution

The term “Selling Stockholders” includes the persons listed in the Selling Stockholders table and also donees, pledgees, transferees or other successors-in-interest, selling Shares or interests in Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.  The Selling Stockholders may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may also engage in puts and calls and other transactions in our Common Stock or derivatives of our Common Stock and may sell or deliver the Shares in connection with these trades.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

See “Plan of Distribution.”

Business

The Company owns the Dragon Mine, located in Eureka, Utah.  For reporting purposes under the rules of the U.S. Securities and Exchange Commission, the Company is classified as an exploration-stage company. The Dragon Mine contains deposits of halloysite clay as well as deposits of mixed clays containing various levels of halloysite and also deposits of iron oxide.  In addition, there are approximately 50,000 tons of iron oxide above ground and already mined. This consistent grade consists of over 94% pure iron oxide.  Finally, there are also five waste piles at the Dragon Mine resulting from the mining operations of former owners and the clay minerals in waste piles may have potential for commercialization.

As of February 13, 2015 , the Company has not classified the halloysite or the other clay deposits at the Dragon Mine as reserves according to Industry Guide No. 7 of the U.S. Securities and Exchange Commission.

As of February 13, 2015, the Company is marketing its halloysite clay products under the tradename Dragonite for the purpose of enhancing the performance of a range of high-end commercial applications, many of which have not previously utilized halloysite.  It is also marketing the halloysite clay for certain traditional uses of halloysite clay. The Company is not marketing the other clays.

The Company is also marketing its iron oxide, but as of February 13, 2015 has not classified the iron oxide deposit as a reserve according to Industry Guide No. 7.

The Company has not yet begun to market the mineralization in the waste piles and as of February 13, 2015, has not classified that mineralization in the waste piles as a reserve according to Industry Guide No. 7.

As of February 13, 2015 sales of halloysite and the iron oxide have been minimal.

 Under Industry Guide 7, a “reserve” is “that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.” Generally speaking, a company may not declare reserves, unless, among other requirements, competent professional engineers conduct a detailed engineering and economic study and prepare a “bankable” or “final” feasibility study that “demonstrates that a mineral deposit can be mined profitably at a commercial rate.”

The Company commissioned a study of “resources” under the JORC Code of the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves. That study indicated the existence of JORC “resources” of halloysite clay and iron oxide. A JORC resource is defined as a “mineral deposit in such form, grade . . . and quantity that there are reasonable prospects for eventual economic extraction,” a lower standard than that used for a final feasibility study.

Significant additional steps, including the demonstration of the ability of the Company to penetrate markets, would be necessary before a “bankable” or “final” feasibility study can be prepared.

Despite the fact that the Company has not established reserves, the Company has mined, processed and sold, and intends to continue to mine, process, and sell, halloysite clay and iron oxide from the Dragon Mine.

A consequence of the absence of reserves under Industry Guide 7 is that the mining company, such as the Company, is deemed to lack an objective basis to assert that it has a deposit with mineralization that can be economically and legally extracted or produced and sold to produce revenue.

In November 2014, the Company raised $12.5 million in capital financing through the issuance of the Series A Notes.

At September 30, 2014, December 31, 2013 and December 31, 2012, the Company had accumulated deficits during the exploration stage of $47,782,155, $41,812,476 and $28,748,950, respectively, in addition to unprofitable operations.  For the nine months ended September 30, 2014, and the twelve months ended December 31, 2013 and 2012, the Company sustained net losses from continuing operations of $5,969,679, $13,063,526 and $9,732,399, respectively.   The Company's future is contingent upon its ability to obtain additional financing and/or to generate revenue and cash flow to meet its obligations on a timely basis.  The Company has historically been unable to generate enough revenue and cash flow to fund its operating expenses and capital expenditures.

See “Business.”

Risk Factors

An investment in our Common Stock is very speculative and involves a high degree of risk. If you decide to buy our Common Stock, you should be able to afford a complete loss of your investment.

In order to meet operating expenses, the Company has had to raise funds from investors through the issuance of equity and convertible debt securities. If the Company is unable to fund its operations through the commercialization of the Dragon Mine, and/or the sale of equity, debt, or a combination of both, it may have to file bankruptcy.

See “Risk Factors.”

Common Stock Rights

Holders of Common Stock are entitled to one vote per share. Holders of Common Stock have no cumulative voting rights in the election of directors. Two shareholders have certain rights, which are described in the 4th footnote of the Selling Stockholders table to nominate directors.

Holders of Common Stock are entitled to receive ratably dividends if, as, and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or series Common Stock.  The Series A Notes prohibit dividends without the approval of the holders of a majority of the principal amount of the Series A Notes. The Company has never paid a dividend and does not anticipate paying one in the future.

See “Description of Common Stock.”

Market for Our Common Stock	Our Common Stock is traded on the OTCBB. On February 13, 2015, the closing market price on the OTCQB was $0.65. See “Price Range of our Common Stock.”

BUSINESS

The Company is a mining company that owns the Dragon Mine, located in Eureka, Utah.  For reporting purposes under the rules of the U.S. Securities and Exchange Commission, the Company is classified as an exploration-stage company. The Dragon Mine contains deposits of halloysite clay as well as deposits of mixed clays containing various levels of halloysite and also deposits of iron oxide. In addition, there are approximately 50,000 tons of iron oxide above ground and already mined. This consistent grade consists of over 94% pure iron oxide.  Finally, there are also five waste piles at the Dragon Mine resulting from the mining operations of former owners and the clay minerals in waste piles may have potential for commercialization.

As of February 13, 2015 , the Company has not classified the halloysite or the other clay deposits at the Dragon Mine as reserves according to Industry Guide No. 7 of the U.S. Securities and Exchange Commission.

As of February 13, 2015, the Company is marketing its halloysite clay products under the tradename Dragonite for the purpose of enhancing the performance of a range of high-end commercial applications, many of which have not previously utilized halloysite.  It is also marketing the halloysite clay for certain traditional uses of halloysite clay. The Company is not marketing the other clays.

The Company is also marketing its iron oxide, but as of February 13, 2015 has not classified the iron oxide deposit as a reserve according to Industry Guide No. 7.

The Company has not yet begun to market the mineralization in the waste piles and as of February 13, 2015, has not classified that mineralization in the waste piles as a reserve according to Industry Guide No. 7.

As of February 13, 2015, sales of halloysite and the iron oxide have been minimal. The Company is classified as an exploration stage company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission.

Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages” exploration, development, and production. Exploration stage includes all companies engaged in the search for mineral deposits (reserves) which are not in either the development or production stage. In order to be classified as a development or production stage company, the company must have already established reserves. Unless a company has established reserves, it cannot be classified as a development or production stage company, notwithstanding the nature and extent of development-type or production- type activities that have been undertaken or completed.

Under Industry Guide 7, a “reserve” is “that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.” Generally speaking, a company may not declare reserves, unless, among other requirements, competent professional engineers conduct a detailed engineering and economic study and prepare a “bankable” or “final” feasibility study that “demonstrates that a mineral deposit can be mined profitably at a commercial rate.”

The Company commissioned a study of “resources” under the JORC Code of the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves. That study indicated the existence of JORC “resources” of halloysite clay and iron oxide. A JORC resource is defined as a “mineral deposit in such form, grade . . . and quantity that there are reasonable prospects for eventual economic extraction,” a lower standard than that used for a final feasibility study.

Significant additional steps, including the demonstration of the ability of the Company to penetrate markets, would be necessary before a “bankable” or “final” feasibility study can be prepared.

Despite the fact that the Company has not established reserves, the Company has mined, processed and sold, and intends to continue to mine, process, and sell, halloysite clay and iron oxide from the Dragon Mine.

A consequence of the absence of reserves under Industry Guide 7 is that the mining company, such as the Company, is deemed to lack an objective basis to assert that it has a deposit with mineralization that can be economically and legally extracted or produced and sold to produce revenue.

The following table indicates the amount of tons extracted by the Company from the Dragon Mine and the amount of products produced by the Company in the 12 month periods ended December 31, 2013 and 2014:

	2013	2014
Tons extracted
Halloysite clay	450	650
Iron oxide	3,300	2,200
Products produced
Halloysite clay	22	69
Iron oxide	13	166

The following table indicates the revenues by categories in 2013 and 2014. Samples represent revenues for sales where our products are used for laboratory testing ; scale-ups are amounts used by our customers to determine whether our products perform successfully on the customer’s production line; commercial product are amounts used by customers in the customers’ commercial products for sale to third parties. Other indicates that the Company is not aware of the use to which the Company’s products are being put. The various percentages are approximate:

	Percentages of Sales Classified by Customer Use
	2013	2014
Sales for:
Commercial Production	69%	70%
Scale-Ups	17%	26%
Testing	4%	2%
Other	10%	2%
Total	100%	100%

In November 2014, the Company raised $12.5 million in capital financing through the issuance of the Series A Notes.

At September 30, 2014, December 31, 2013 and December 31, 2012, the Company had accumulated deficits during the exploration stage of $47,782,155, $41,812,476 and $28,748,950, respectively, in addition to unprofitable operations.  For the nine months ended September 30, 2014, and the twelve months ended December 31, 2013 and 2012, the Company sustained net losses from continuing operations of $5,969,679, $13,063,526 and $9,732,399, respectively.   The Company's future is contingent upon its ability to obtain additional financing and/or to generate revenue and cash flow to meet its obligations on a timely basis.  The Company has historically been unable to generate enough revenue and cash flow to fund its operating expenses and capital expenditures.

For a full description of our business, see the filings incorporated by reference into this prospectus and any information relating to our business in any supplement to this prospectus.

Open SEC Comment Letter

The Division of Corporation Finance of the Securities and Exchange Commission is required by statute to review at least every three years the filings of each company that files reports under Section 13 of the Securities Exchange Act of 1934. The Company files reports under such act. Typically, after such review, the staff sends out "comment letters" noting issues the staff has identified, asking for the filing company to respond. On November 21, 2014, after a tri-annual review of the Company's filings, the staff of the Division of Corporation Finance of the Securities and Exchange Commission sent a comment letter to the Company.

An exchange of letters between the Company and the staff regarding the staff's comments focused on the Company's capitalization of the costs related to the Company processing plant constructed in 2012, 2013, and 2014. The Company is currently engaged in discussions to provide any additional deliverables to satisfy the staff’s request.

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER MATTERS REFERRED TO IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROPSPECTUS AND ANY INFORMATION RELATING TO OUR BUSINESS IN ANY SUPPLEMENT TO THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF YOU DECIDE TO BUY OUR COMMON STOCK, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Our business activities are subject to significant risks, including those described below. Every investor or potential investor in our Common Stock should carefully consider these risks. If any of the future-oriented risks actually occurs, our business, financial position and results of operations could be materially adversely affected. The risks below are not the only ones we face and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business.

SPECIFIC RISKS APPLICABLE TO APPLIED MINERALS

FINANCIAL HISTORY

Losses. We have experienced annual operating losses and unprofitable operations since our reactivation in September, 1997. For the nine months ended September 30, 2014, and the twelve months ended December 31, 2013 and 2012, the Company sustained net losses from continuing operations of $5,969,679, $13,063,526 and $9,732,399, respectively.   .

Accumulated Deficits. In the period since current management took over on January 1, 2009, the Company had accumulated deficits during the exploration stage of $47,782,155, $41,812,476 and $28,748,950, at September 30, 2014, December 31, 2013 and December 31, 2012, respectively,

NO SIGNIFICANT SALES

Since January 1, 2009, the date when current management took over, the Company has sold only $428,207 of clay and iron oxide and for the nine months ended September 30, 2014, the Company had sales of only $114,688.

RELIANCE OF EQUITY AND DEBT SALES TO FINANCE OPERATIONS

The Company has had to rely mainly on the proceeds from the sale of stock and convertible debt to fund its operations. There is no assurance that we will be able to raise additional funds through the sale of equity or debt to finance operations if the Company is unable to fund its operations through the commercialization of its minerals at the Dragon Mine. If so, we may have to file bankruptcy.

SUCCESS IS DEPENDENT ON PENETRATING MARKETS

In order for the Company to survive, we must penetrate our target markets and achieve sales levels and generate sufficient cash flow to break even and to be a success we must do better than that. As outlined below, there is uncertainty that we will be able to do so.

Many of the applications for which we are selling for our halloysite-based material are applications for which halloysite has not been used previously. As a result, there are a number of special obstacles that we need to overcome to achieve sales in these markets. It is necessary to convince manufacturers to change their manufacturing processes and substitute our halloysite-based material for the product they are currently using, and in some cases, to use our halloysite-based material where no product was used before. Generally speaking, the process beginning with introducing our halloysite-based material to manufacturers and ending with the manufacturer using our products can encounter inertia, skepticism, and different corporate priorities; requires educating potential customers on the benefits of our material and how to use our material (how much to add, when to add, and so forth); and often requires working with potential customers (which some potential customers may be reluctant to do) to assure that the potential customers test our products under proper conditions. While we believe that our halloysite-based material often adds significant value, the process that ends with manufacturers using our halloysite-based material is typically characterized by both of the following: it can take a long time and there is no certainty that we will be able to convince enough manufacturers to use our halloysite-base material. Moreover, since our halloysite-based materials have not been used in large-scale commercial production, there is an element of uncertainty as to whether it will demonstrate significant value in that context. To the extent that we are offering our iron oxide, which is natural, as a substitute for synthetic iron oxide, we face problems similar to those for halloysite described above.

Other applications for which we are selling for our halloysite-based material are applications for which halloysite has been used previously. Similarly, some applications for which we are selling our iron oxides are applications for which iron oxides have been used previously. To penetrate these markets, we face the difficulties encountered by any company trying to enter an established market competing against established players, who may be in better financial condition that we are and/or who may be already familiar to, and in many cases may have relationships with, the potential customers, any of which can make such competitors more attractive than us. While we believe that in many cases, our products are superior to those already in the market, there is uncertainty that we will be able to penetrate those markets to a sufficient degree.

COMPETITION

Dragonite.

We market our halloysite products under the trademark “Dragonite.” The existence and the extent of competition are important because we intend to a large extent to price our halloysite opportunistically based on value-added.

The major producer of halloysite is Imerys, a large French minerals company that owns the only other mine to produce significant tonnage of halloysite. Imerys’ mine is located in New Zealand and produces about 18,000 tons of halloysite per year. To the best of our knowledge, Inmerys does not market its halloysite to the advanced-application markets we are targeting and does not market it in the United States to the traditional markets we are targeting. It is our understanding that given the level of purity of Imerys’ of halloysite, Imerys would face processing costs that we do not have to bear if it decided to compete in markets for advanced applications. There are small producers of halloysite, in Turkey and China and elsewhere, but to our knowledge only the producer in Turkey sells (approximately 1,000 tons per year) in the advanced application markets we are marketing to. In addition, in order for our Dragonite to penetrate our target markets, we face significant competition as we compete against non-halloysite solutions sold by larger, more established companies.  The basis for competition can be performance and/or price.

If we are successful in penetrating our target markets, we may face competition from operators of halloysite clay deposits in other locations around the world.  The extent of the deposits and the extent to which halloysite from any of these deposits will compete with our halloysite-based products, or the extent to which they can compete, is not known to us. It may be that if we are successful, other deposits of halloysite, not now deemed commercial, will be deemed to be commercial and competitive.

Iron oxide

We expect to compete with companies many of which that are much larger and better capitalized than we are.

Pigments. There is significant competition within the iron oxide pigment market.    We produce natural iron oxide and will try to compete directly with synthetic iron oxide pigments in the coatings markets and certain other markets by selling our pigments at a lower price. In other iron oxide pigment markets, there is very little product differentiation with competition focused primarily on price.

Technical and Other Markets. There is significant competition in the technical markets based on performance and price.

PRICING

Because we have not yet penetrated any market on a continuing basis, we cannot predict whether we will be able to sell our products at the prices we predict or whether we will have to reduce the prices, perhaps substantially, to be able to make sales in significant amounts.

THE COMPANY’S SUCCESS DEPENDS ON OUR CEO

Andre Zeitoun is the President and CEO of Applied Minerals, Inc.  Mr. Zeitoun has played a critical role in leading the effort to commercialize our halloysite-based products and iron oxide products. If the Company loses the services of Mr. Zeitoun, there is no assurance that the Company would be able to attract and retain a qualified replacement.

OUR ASSETS AND OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS THAT MAY NOT BE FULLY COVERED BY INSURANCE

We maintain insurance to protect against losses that may result from some of the risks of the mining business, such as property loss and business interruption, in amounts we believe to be reasonably consistent with industry practice and circumstances surrounding each identified risk. Such insurance, however, contains exclusions and limitations on coverage, particularly with respect to environmental liability. There can be no assurance that claims would be paid under such insurance policies in connection with a particular event. Insurance specific to environmental risks or to timber on our Idaho properties is generally either unavailable or, we believe, too expensive for us, and we therefore do not maintain environmental or timber insurance for such risks. Occurrence of events for which we are not insured may have an adverse effect on our business and financial condition.

COMMON STOCK: MARKET, PRICING AND VOLATILITY

Our common stock is traded on the OTCBB. In recent years, the number of shares traded on a daily basis has often not been significant. As a result, the price of the stock has often been quite volatile. There is no assurance that trading will become active of a consistent basis. The market price of our stock at any given point in time may not accurately reflect our value and may prevent investors from realizing a profit on their investment.

TENDER OFFERS OR TAKEOVER ATTEMPTS

Certain provisions in our Certificate of Incorporation, our ByLaws and Delaware law could make it more difficult for a third party to acquire control of us, even if that transaction could be beneficial to stockholders. These impediments include:

●

The Delaware Business Combinations with Interested Stockholders Act generally operates to prevent a wide variety of transactions between the Company, on one hand, and an “interested shareholder” and its affiliates, on the other hand.  It generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.  A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

●	The Articles of Incorporation prohibit shareholders from acting by written consent

●	The ByLaws contain advance notice provisions for nominations and for presentation of business at stockholder meetings

TAX REFORM

There has been significant activity in Congress moving toward tax reform. If tax reform takes place, certain provisions of current law that are favorable to the Company, particularly percentage depletion and net operating loss carryforwards, could be limited or eliminated.

MORE GENERALIZED RISKS. We are subject to the risks that affect other mining companies and industrial companies in general. Among these risks are the following.

DEVELOPMENT PROSPECTS RELATING TO A MINE ARE UNCERTAIN AND WE MAY INCUR HIGHER COSTS AND LOWER ECONOMIC RETURNS THAN ESTIMATED

Mine development projects typically require a number of years and significant expenditures during the development phase. Such projects could experience unexpected problems and delays during development. Our decision to develop the Dragon Mine is based on the results of studies and expertise. The actual project profitability or economic feasibility may differ from such estimates as a result of any of the following factors, among others:

●	Changes in tonnage, grades and characteristics of clay and iron oxide to be mined and processed;
●	Higher labor costs;
●	The quality of the data on which engineering assumptions were made;
●	Adverse geotechnical conditions;
●	Availability of adequate and skilled labor force and supply and cost of water and power;
●	Fluctuations in inflation and currency exchange rates;
●	Availability and terms of financing;
●	Delays in obtaining environmental or other government permits or approvals or changes in the laws and regulations related to our operations or project development;
●	Changes in tax laws;
●	Weather or severe climate impacts; and
●	Potential delays relating to social and community issues, including, without limitation, issues resulting in protests, road blockages or work stoppages.

MINING ACCIDENTS OR OTHER ADVERSE EVENTS AT AN OPERATION COULD DECREASE OUR ANTICIPATED PRODUCTION

Exploration development and/or production may be reduced as a result of mining accidents; unfavorable ground conditions; work stoppages or slow-downs; lower than expected ore grades; unexpected regulatory actions; or because our equipment or facilities fail to operate properly or as expected.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS ASSOCIATED WITH THE MINING INDUSTRY

Our business is subject to a number of other risks and hazards including:

•	environmental hazards;
•	unusual or unexpected geologic formations;
•	rock bursts and ground falls;
•	seismic activity;
•	underground fires or floods;
•	unanticipated hydrologic conditions, including flooding and periodic interruptions due to inclement weather conditions;
•	political and country risks;
•	process issues and equipment malfunctions in our mining and milling operations;
•	industrial accidents; and
•	labor disputes or strikes.

Such risks could result in:

•	personal injury or fatalities;
•	damage to or destruction of mineral properties or processing facilities;
•	environmental damage and financial penalties;
•	delays in exploration, development or mining;
•	monetary losses;
•	legal liability; and
•	temporary or permanent closure of facilities.

THERE IS COMPREHENSIVE FEDERAL, STATE AND LOCAL REGULATION OF THE EXPLORATION INDUSTRY THAT COULD HAVE A NEGATIVE IMPACT OUR MINING OPERATIONS

Exploration and mining operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Exploration and mining operations and the products we sell are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by, among other means, regulating the design and use of exploration methods and equipment and disclosure of risks. We cannot assure you that all permits that may be required in the future will be received. No assurance can be given that environmental standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on our financial position. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons.

For a full description of risk factors, see the filings incorporated by reference into this prospectus and any supplement to this prospectus.

THE SERIES A NOTES

On November 4, 2014 (“Issue Date”), the Company issued, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash and the cancellation of warrants held by one investor.

“Stated Maturity Date” means November 3, 2018, provided that the Stated Maturity Date may be extended to November 3, 2019 at the option of the Company (the “Extension Option”) if (i) the Company has delivered written notice of its exercise of the Extension Option to the Holder not more than ninety (90) nor less than thirty (30) days prior to November 3, 2018 and (ii) the Company has delivered a certificate, dated as of November 3, 2018, certifying that no Default or Event of Default has occurred and is continuing; provided, further that the Stated Maturity Date shall be extended to the maturity date of the Series 2023 Notes or any Replacement Financing, as applicable, upon the occurrence of a Specified Event (“Specified Extension”).

The Company will pay in kind interest for each interest period on the Note by adding the full amount of interest due on each interest payment date to the principal amount of the Note on each interest payment date, unless it elects to pay interest entirely in cash. Given the Company’s financial position, it is likely that the Company will pay interest in the form of payment-in-kind.

The principal amount of the Series A Notes bears interest at the rate of 10% payable semiannually in arrears, provided that the interest rate shall be reduced to 1% per annum on the principal amount of the Note upon the occurrence of the Specified Event, as defined below.

The term “Specified Event” means the event that will occur after the second anniversary of the Issue Date if: (i) any amounts under the Series 2023 Notes (as defined below) or any Replacement Financing (as defined below) are outstanding, (ii) the VWAP (volume weighted average price) for the preceding 30 consecutive trading days is in excess of the Exercise Price (as defined below), (iii) the closing market price of the Common Stock is in excess of the Exercise Price on the date immediately preceding the date on which the Specified Event occurs, and (iv) no default or event of default under the Series A Notes has occurred and is continuing.

The term “Series 2023 Notes” means the series of 10% PIK-Election Convertible Notes due 2023 issued by the Company on August 2, 2013 in the initial principal amount of $10,500,000.

The term “Replacement Financing” means unsecured indebtedness of the Company in a principal amount not to exceed $10,500,000 plus any accrued interest thereon (including any interest paid in kind) so long as (1) no default or event of default under the Series A Notes shall have occurred and be continuing or would result therefrom, (2) all outstanding amounts under each Series 2023 Note shall have been converted into the Common Stock of the Company pursuant to the terms of such Series 2023 Note prior to the date on which such Indebtedness is incurred, (3) the maturity date of such Indebtedness shall not be earlier than the maturity date under the Series 2023 Notes, (4) such indebtedness is not subject to scheduled amortization, redemption, sinking fund or other payment in cash prior to the maturity date of such Indebtedness, (5) such indebtedness does not include any terms that are more restrictive or onerous on the Company or its Subsidiaries in any respect than any comparable term in the Series A Note, (6) such indebtedness shall only be guaranteed by a party that is providing a guarantee of the Series A Notes (the Series A Notes are not guaranteed), (7) such indebtedness shall have an interest rate less than or equal to 10% and (8) if applicable, the exercise price, strike price or similar term with respect to the conversion of such indebtedness into the Common Stock of the Company shall be greater than or equal $1.40 and shall be subject to the adjustments on the same terms as the Series 2023 Notes.

The number of Shares to be issued upon conversion of a Note is obtained by: (i) adding (A) the principal amount or portion thereof of the Note to be converted and (B) the amount of any accrued but unpaid interest on the portion of the Note to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the per share Exercise Price (as defined below) then in effect.

The term “Exercise Price” means initially $0.92 per share and will be (i) adjusted from time to time pursuant antidilution provisions and (ii) reduced by $0.10 per share if the Company elects to exercise its Extension Option.

The Series A Notes may be voluntarily converted at any time.

The entire principal amount of the Series A Notes and accrued interest thereon shall be mandatorily converted into Shares on the earliest date that is not earlier than two years after the Issue Date that all of the following conditions are satisfied and appropriate notice given:

(A)

(1) if on or prior to November 3, 2019 and a Specified Extension has not occurred, the VWAP for the preceding 30 consecutive trading days is at or greater than $1.00 or (2) the VWAP for the preceding 10 consecutive trading days as determined is in excess of the greater of (x) $1.40, (y) the strike price (or similar term) set forth in the Series 2023 Notes and (z) the strike price (or similar term) set forth in the Replacement Financing, if any;

(B)

(1) if on or prior to November 3, 2019 and a Specified Extension has not occurred, the closing market price of the Common Stock is at or greater than $1.00 or (2) the closing market price of the Common Stock is in excess of the greater of (x) $1.40, (y) the strike price (or similar term) set forth in the Series 2023 Notes and (z) the strike price (or similar term) set forth in the Replacement Financing, if any, in each case, on the date immediately preceding the date on which the mandatory conversion notice is received;

(C)

all outstanding amounts under each Series 2023 Note or Replacement Financing, if any, shall have been converted into the Common Stock pursuant to the terms of such Series 2023 Note or the Replacement Financing, if any; and

(D)

either (x) a registration statement is effective and available for the resale of all of the Shares to be issued on conversion on the conversion date and each of the five (5) trading days prior to the Conversion Date and on the conversion date the holder is not restricted from selling or distributing any of such its Shares to be issued on conversion pursuant to the provisions of the Registration Rights Agreement between the holder and the Company or (y) the Holder may sell all such Conversion Shares immediately under Rule 144 under the Securities Act.

The number of shares issuable under the Notes may be affected by the antidilition provisions of the Notes. The antidilition provisions adjust the Exercise Price of the Notes in the event of stock dividends and splits, issuance below the market price of the Common Stock, issuances below the conversion price of the Notes, pro rata distribution of assets, rights plans, tender offers, and exchange offers.

The anti-dilution provisions may be characterized as “broad-based, weighted-average.” Broad-based refers to the fact that the antidilution formulas take into account convertible securities as well as Common Stock. Weighted-average refers to the fact that the adjustment takes into account the number of shares of shares before and after the event in question. By way of example, if the Company issues shares of Common Stock or convertible securities at an effective consideration per share that is less than the Exercise Price of the Notes then in effect (other than issuances to directors, officers, employees or consultants of the Company as compensation for services), then the conversion price will be adjusted pursuant to the following formula:

N0 + C/E0

E = E0 x -------------

N0 + NA

where: E = the Exercise Price in effect immediately after such issuance; E0 = the Exercise Price in effect immediately prior to such issuance; N0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the trading day of such issuance; NA = the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any convertible securities, full physical settlement assumed; and C = the total consideration receivable by the Company on issuance and/or the exercise, conversion or exchange of any convertible securities, full physical settlement assumed.

If any single action would require more than one adjustment of the Exercise Price under the antidilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

21,574,441 shares were issuable as of the Issue Date on the conversion of the Series A Notes that were issued on November 3, 2014.

19,356,652 shares is the maximum number of additional shares that may be issued on conversion of Series A Notes. This amount assumes that the Company pays interest only in the form of payment-in-kind, the maturity date is extended form 2018 to 2019 (causing an adjustment in the Exercise Price) and is further extended to 2023, all in accordance with the terms of the Notes.

The Shares of Common Stock issuable on conversion of the Series A Notes, when issued upon conversion in accordance with the terms of the Notes and upon payment of the exercise price, will be, fully paid and non-assessable.

THE OFFERING

This prospectus relates to the offer and sale, from time to time, by the sellers (“Selling Stockholders”) of up to 40,931,093 shares of Common Stock, par value $.001 (“Common Stock”) issuable on conversion of 10% PIK-Election Convertible Notes due 2018 (“Series A Notes” or the “Notes”) issued on November 3, 2014. 21,574,441 of those Shares were issuable as of the issue date on the conversion of the Series A Notes. Payment-in-kind interest is interest paid by increasing the principal of the Series A Notes. 19,356,652 shares is the maximum number of additional shares that may be issued on conversion of Series A Notes. This number assumes that the Company elects to pays only payment-in-kind interest (not cash) and immediately prior to the 2018 maturity date, the maturity date to be extended from 2018 to 2023, the interest rate is lowered to 1% and the conversion price is reduced by $.10, all in accordance with the terms of the Notes. Given the Company’s financial condition, it is likely that interest payments will be made only in the form of payment-in-kind.

USE OF PROCEEDS

The Company will receive none of the proceeds for the sale of the Common Stock.  The proceeds will go to the Selling Stockholders.

PRICE RANGE OF OUR COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our Common Stock is quoted on OTCQB under the symbol “AMNL”.

The following table sets forth the high and low bid quotations per share of our Common Stock for the periods indicated. The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2013	High	Low
First Quarter	$1.72	$1.40
Second Quarter	$1.47	$1.11
Third Quarter	$1.19	$0.98
Fourth Quarter	$1.22	$1.00

2014	High	Low
First Quarter	$1.09	$0.69
Second Quarter	$0.85	$0.60
Third Quarter	$0.86	$0.67
Fourth Quarter	$0.78	$0.59

2015
First Quarter through February 13, 2015	$0.73	$0.64
Source: http://www.yahoofinance.com.

The Company has about 1,094 record stockholders.

At February 13, 2015, our authorized capital stock consisted of 200,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of  February 13, 2015, 95,331,128 shares of Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.  As of February 13, 2015, 79,088,872 shares were reserved for issuance upon the exercise of options and warrants and upon the conversion of the Series 2023 and the Series A Notes issued in August 2013 and November 2014, respectively.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of certain provisions relating to our capital stock.  For additional information regarding our capital stock please refer to our Certificate of Incorporation and Bylaws.

COMMON STOCK

Each share of Common Stock entitles the holder to one vote on each matter that may come before a meeting of the stockholders.  There is no right to cumulative voting; thus, except as noted below, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. Samlyn Onshore Fund, LP  and Samlyn Offshore Masterfund Ltd are referred hereafter to as the “Samlyn Stockholders.” Until the Samlyn Stockholders, together with their respective affiliates, cease to beneficially own at least 9,700,000 shares of Common Stock (they beneficially own 30,621,770 shares of Common Stock prior to this offering), the Samlyn Stockholders jointly shall have the right to designate one person to be nominated for election to the Board (an “Initial Nominee”), and the Samlyn Stockholders jointly shall exercise this right, in their sole discretion, anytime and from time to time by providing written notice to the Company. Until the earlier of (i) the Samlyn Stockholders, together with their respective affiliates, ceasing to beneficially own at least 9,700,000 shares of Common and (ii) December 22, 2016, if Andre Zeitoun ceases to serve as a named executive officer of the Company or as chairman of the Board, the Samlyn Stockholders jointly, during such period in which Mr. Andre Zeitoun is not serving in such capacity, shall be entitled to designate a number of additional nominees (each an “Additional Nominee,” and together with the Initial Nominee, the “Nominees”) who, together with the Initial Nominee, shall comprise at least 20% of the total number of Directors, and the number of Directors representing such 20% shall be rounded up to the nearest whole number.  The Stockholders jointly shall exercise the rights in their sole discretion, anytime and from time to time by providing written notice to the Company.

In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

The holders of the Common Stock have no preemptive rights with respect to future offerings of shares of Common Stock except that the Samlyn Stockholders have preemptive rights by contract under investment agreements (“Investment Agreements”) as follows. If the Company proposes to issue any (i) equity securities or (ii) securities convertible into or exercisable or exchangeable for equity securities, other than any Excluded Securities (the “Dilutive Securities”), the Company shall deliver to each Samlyn Stockholder a written notice (which notice shall state the number of Dilutive Securities proposed to be issued, the purchase price thereof and any other material terms or conditions of the proposed Dilutive Securities and of their issuance, including any linked or grouped securities which comprise Dilutive Securities) of such issuance (the “Preemptive Offer Notice”) at least 5 business days prior to the date of the proposed issuance (such period beginning on the date that the Preemptive Offer Notice is delivered to the Investors and the 5 Business Days following such date being the “Preemptive Offer Period”). Each Investor shall have the option, exercisable at any time during the Preemptive Offer Period by delivering a written notice to the Company (a “Preemptive Offer Acceptance Notice”), to subscribe for up to a number of such Dilutive Securities, equal to the number of such Dilutive Securities proposed to be offered multiplied by a fraction, the numerator of which is the total number of shares of Common Stock beneficially owned by such Investor and any of its affiliates at the time the Company proposes to issue any the securities and the denominator of which is the total number of shares of Common Stock issued and outstanding at such time (“Pro Rata Portion”). The preemptive rights do not apply to the following securities issued by the Company at any time in compliance with the Investment Agreements (the “Excluded Securities”): (i) equity securities or securities convertible into or exercisable or exchangeable for equity securities, in each case issued to directors, officers, employees, or consultants of the Company as compensation for services rendered by such directors, officers, employees, or consultants; (ii) shares of Common Stock issued as a dividend on shares of Common Stock or upon any stock split, reclassification, recapitalization, exchange or readjustment of shares or other similar transaction; (iii) securities issued as consideration in a merger, consolidation, acquisition of all or substantially all of the another person’s assets or any similar transaction involving the Company and a Person (other than the Investors or an Affiliate of the Company), in each case to the extent that such transaction is conducted in compliance with this Agreement; and (iv) securities issued upon the exercise, conversion or exchange of any options, warrants or other derivative securities of the Company issued in compliance with (or otherwise not in violation of) the Investment Agreements.

Holders of Common Stock are entitled to dividends if, as, and when declared by the Board out of the funds legally available therefore.  The Series A Notes prohibit dividends without the approval of the holders of a majority of the principal amount of the Series A Notes. It is our present intention to retain earnings, if any, for use in our business.  The payment of dividends on our Common Stock is unlikely in the foreseeable future.

The Board of Directors is not classified.

The Company’s Certificate of Incorporation and Bylaws have no restrictions on alienability of the Common Stock and do not contain any provision discriminating against any existing or prospective holder of such Common Stock as a result of such security holder owning or acquiring a substantial amount of Common Stock.

The Delaware General Corporation Law (“GCL”) has a provision called “Business Combinations with Interested Stockholders Act,” by which the Company has elected to be governed.

The Delaware Business Combinations with Interested Stockholders Act generally operates to prevent a wide variety of transactions between the corporation, on one hand, and an “interested shareholder” and its affiliates, on the other hand.  It generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an” interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.  The term “business combination” generally includes mergers, asset sales, and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation’s voting stock within three years.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (iii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the indemnification rights conferred in the Bylaws are not exclusive.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SELLING STOCKHOLDERS

The Selling Stockholders are named in the table below.  Each beneficial holder acquired the Common Stock in a private transaction(s) offered and sold by the Company in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act or in open market transactions.

The term “Selling Stockholders” includes persons listed in the table below and also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock, or interests in shares of Common Stock, received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.  The Selling Stockholders may sell all or any portion of their shares of Common Stock in one or more transactions on any stock exchange, market or trading facility on which the shares are traded or in private, negotiated transactions.  Each Selling Stockholder will determine the prices at which the Selling Stockholder’s shares will be sold.

The information below is based in part on information provided by or on behalf of the Selling Stockholders. Except as noted below, ownership is deemed to be beneficial ownership as determined in accordance with the rules under Section 13(d) of the Securities Exchange Act. Under those rules, voting or investment power is deemed to be to be beneficial ownership and a person is deemed to beneficially own securities of which the person has a the right to acquire beneficial ownership within sixty (60) days. The ownership amounts below include shares that may be acquired through conversion of the Series A Notes and the Series 2023 Notes (including notes issued as interest thereon). The number of shares issuable on conversion of the Series A Notes have been calculated using a conversion price of $.82 and the extension of the maturity of the Series A Notes to August 1, 2023 and the payment of interest in the form of payment-in-kind. No estimate can be given as to the amount or percentage of our Common Stock that will be held by the Selling Stockholders after any sales or other dispositions made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Shares being registered under this prospectus. The table below assumes that the Selling Stockholders will sell all of the Shares to be acquired on conversion of the Series A Notes listed in this prospectus.

Unless otherwise indicated in the footnotes to the table, the Selling Stockholder has voting or investment power over the Shares to be sold and has not held any position or office or had any material relationship with our Company or any of its subsidiaries within the past three years.

Selling Stockholder	Shares Owned before the Offering	Maximum number of Shares to be Sold After Conversion of Series A Notes (1)	Shares Owned after the Offering (2)	Percentage ownership after the Offering (* indicates less than 1%) (2)

Samlyn Offshore Masterfund Ltd (3)(4)	19,595,394	13,445,394	6,150,000	6.5%
Samlyn Onshore Fund, LP (3)(4)	11,026,376	7,176,376	3,850,000	4.0%
IBS Turnaround Fund (A Limited Partnership) (5)	8,218,624	1,662,115	6,556,509	6.9%
IBS Turnaround Fund QP (A Limited Partnership) (5)	17,273,378	3,493,328	13,780,050	14.5%
IBS Opportunity Fund, Ltd.(5)	3,088,173	1,093,579	1,994,594	2.1%
Koyote Capital (6)	3,968,103	1,562,256	2,405,847	2.5%
Joseph Mark (7)	2,566,088	1,171,692	1,394,396	1.5%
Dune Road LLC (7)	2,416,510	1,171,692	1,244,818	1.3%
Kingswood Partners (8)	1,562,256	1,562,256	-	*
Bernard T. Selz 2008 15‐year CLAT dtd 7/25/08; Ann Diamond & Anita M. Pagliaro Ttees (9)	1,171,692	1,171,692	-	*
Bernard T. Selz 2008 20‐Year CLAT Dtd 7/25/08; Ann Diamond & Anita M. Pagliaro Ttees (9)	1,171,692	1,171,692	-	*
Kingdon Associates (10)	2,550,103	1,812,216	737,887	*
M. Kingdon Offshore Master Fund, LP (10)	4,062,569	3,936,884	125,685	*
Kingdon Family Partnership, LP (10)	1,605,099	499,921	1,105,178	1.1%

(1)	The number of Shares owned in this column assumes: (1) the election of the Extension Option on November 3, 2018 to extend the maturity of the Series A Notes to November 3, 2019, reducing the exercise price to $0.82 per share and (2) the occurrence of a Special Event, as defined in the Series A Notes, extending the maturity to the full maturity of the 2023 Notes, August 1, 2023; (3) the payment of all interest in the form of payment-in-kind and (4) the sale of all shares of Common Stock registered pursuant to this prospectus, although the Selling Stockholders are under no obligation known to us to sell any shares of Common Stock at this time.
(2)

At February 13, 2015, 95,331,128 shares of Common Stock were issued and outstanding. The denominator in the percentage ownership calculation includes the common shares outstanding; any vested unexercised options held by the selling securityholder; and any accrued interest on the Series 2023 Notes held by the selling securityholder not yet converted.

(3)

Robert Pohly, the managing member of Samlyn Partners LLC, which is the general partner of Samlyn Onshore Fund, LP and Samlyn Capital, LLC, which is the investment manager of Samlyn Offshore Master Fund, Ltd., has sole investment and voting power over the shares.

(4)

Samlyn Onshore Fund, LP  and Samlyn Offshore Masterfund Ltd are referred to as the Samlyn Stockholders. Until the Samlyn Stockholders, together with their respective affiliates, cease to beneficially own at least 9,700,000 shares of Common Stock, the Samlyn Stockholders jointly shall have the right to designate one person to be nominated for election to the Board (an “Initial Nominee”), and the Samlyn Stockholders jointly shall exercise this right, in their sole discretion, anytime and from time to time by providing written notice to the Company. The Company shall use commercially reasonable efforts to cause the election or appointment, as the case may be, of such nominee as a director, manager or otherwise, as applicable, of each such subsidiary. Until the earlier of (i) the Samlyn Stockholders, together with their respective affiliates, ceasing to beneficially own at least 9,700,000 shares of Common and (ii) December 22, 2016, if. Andre Zeitoun ceases to serve as a named executive officer of the Company or as chairman of the Board, the Samlyn Stockholders jointly, during such period in which Mr. Andre Zeitoun is not serving in such capacity, shall be entitled to designate a number of additional nominees (each an “Additional Nominee,” and together with the Initial Nominee, the “Nominees”) who, together with the Initial Nominee, shall comprise at least 20% of the total number of Directors, and the number of Directors representing such 20% shall be rounded up to the nearest whole number.  The Stockholders jointly shall exercise the rights in their sole discretion, anytime and from time to time by providing written notice to the Company.

(5)

David Taft, a current member of the Company’s Board of Directors, is President of IBS Capital LLC, which is deemed to be the beneficial owner of shares held by the funds it manages by virtue of the right to vote and dispose of such Common Stock.

(6)

Koyote Capital is the managing member of Koyote Trading LLC. Includes 2,107,724 shares owned by Koyote Trading LLC, a broker dealer, and 298,123 shares collectively owned by three partners of Koyote Capital (Rick Schottenfeld through Schottenfeld Associates, Bryan Weiss and Lucas Rosen).

(7)	Joseph Mark is a managing member of Dune Road LLC. Mr. Mark's shares beneficially owned after the offering include 1,094,007 shares in his name and 300,389 shares in an IRA under his name.
(8)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Jason Karp.
(9)

In addition to the two funds listed, Bernard Selz also owns 1,000,000 common shares held in Bernard Selz' Roth IRA; 700,000 common shares held in Selz Family 2011 Trust; and 300,000 common shares held in Bernard T. Selz Revocable Trust dtd 12/18/12. Don’t the trustees have voting power?

(10)	The natural person who exercises voting or investment control with respect to the shares being registered for resale pursuant to this registration statement is Mark Kingdon.

PLAN OF DISTRIBUTION

The term “Selling Stockholders” includes the persons listed in the table under “Selling Stockholders” and also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.

Each Selling Stockholder will determine the prices at which the Stockholder’s Shares will be sold. These sales may be at fixed or negotiated prices.

The Selling Stockholders may sell all or any portion of their Shares in one or more transactions on any stock exchange, market or trading facility on which the Shares are traded or in private transactions.

The Selling Stockholders may use any method or combination of methods for sale of the Shares to the extent permitted by law.  Such methods may include:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	puts and calls and other transactions in our Common Stock or derivatives of our Common Stock, which may involve the sale or delivery of the Shares in connection with these transactions

The Selling Stockholders may also sell the Shares under exemptions for registration under Section 5 of the Securities Act of 1933, including sales under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the Shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) (or other applicable rule or provision under the Securities Act) amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this prospectus.

The Selling Stockholders also may transfer the Shares in other circumstances, in which case the transferees, or other successors in interest will be the Selling Stockholders for purposes of this prospectus and may sell the Shares from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) (or other applicable rule or provision under the Securities Act) amending the list of Selling Stockholders to include the transferee or other successors in interest as Selling Stockholders under this prospectus.

Each Selling Stockholder has advised the Company that it acquired or will acquire the Shares in the ordinary course of such Selling Stockholder’s business, that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, and there is no underwriter or coordinating broker acting in connection with a proposed sale of the Shares by any Selling Stockholder.  If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Shares, we will file a supplement, if required, to this prospectus disclosing the material facts relating to the arrangement and the related transactions.

If the Selling Stockholders use this prospectus for any sale of the Shares, they will be subject to the prospectus delivery requirements of the Securities Act.

The Company has advised each Selling Stockholder that it may not use the Shares registered on the registration statement of which this prospectus is a part to cover short sales of the Shares made prior to the date on which the registration statement (if which this prospectus is a part) shall have been declared effective by the SEC.

The Selling Stockholders and other persons participating in the sale or distribution of the Shares will be subject to the applicable provisions of the Securities Act and Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Shares under this registration statement.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Although we will incur expenses in connection with the registration of the Shares offered under this prospectus, we will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

We have agreed to indemnify certain Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Common Stock being offered hereby has been passed upon for us by William Gleeson, Esq., the General Counsel of the Company.  Mr. Gleeson owns options to purchase 1,572,406 shares of Common Stock.

EXPERTS

The consolidated financial statements and financial statement schedule of Applied Minerals, Inc. as of December 31, 2013 and 2012 and for the years then ended, and for the period from January 1, 2009 (beginning of exploration stage) to December 31, 2013 appearing in Applied Minerals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this prospectus and Registration Statement of which this prospectus is a part have been audited by EisnerAmper, LLP,  an independent registered public accounting firm, as stated in their report, which is included therein and incorporated herein by reference, which report (1) expresses an unqualified opinion on the financial statements and financial statement schedule, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting. Applied Minerals, Inc. financial statements for the period from January 1, 2009 to December 31, 2011 were audited by PMB Helin Donovan, LLP (“PMB”) whose report, dated March 15, 2012 expressed an unqualified opinion on those statements. The financial statements for the period from January 1, 2009 to December 31, 2011 reflect a net loss of $19,016,551 that is included in the related total for the period from January 1, 2009 to December 31, 2013. PMB’s report has been furnished to EisnerAmper, LLP, and their opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of PMB. Such financial statements and financial statement schedule have been incorporated herein by reference in reliance on the report of EisnerAmper, LLP given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Applied Minerals, Inc. for the year ended December 31, 2011, and the cumulative period from January 1, 2009 (Inception) through December 31, 2011 (not presented separately therein) and for each of the annual periods from Inception through December 31, 2011, incorporated in this prospectus by reference to our Annual Report on Form 10-K, for the year ended December 31, 2013, have been so incorporated in reliance on the report of PMB Helin Donovan, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Common Stock is registered under Section 12(g) of the Exchange Act and pursuant to the requirements of the Securities Exchange Act we file reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials pursuant to Section 14(a) of the Exchange Act.  We are incorporating the following documents by reference:

●	Our Annual Report on Form 10-K for the year ended December 31, 2013;
●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014
●	Our 2014 Proxy Statement, as amended, filed on November 5, 2014
●

Our Current Reports on Form 8-K filed on January 7, 2014, January 30, 2014, February 5, 2014, June 12, 2014, November 5, 2014, December 10, 2014 and December 12, 2014 (except for information deemed furnished).

All of the documents incorporated by reference may be accessed on our website, www.appliedminerals.com.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any supplement modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any supplement except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus;

You may request a copy of such documents at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by oral request or by writing or telephoning us at the following address and telephone number:

Nat Krishnamurti

Applied Minerals, Inc.

110 Greene Street, Suite 1101

New York, NY 10012

Phone: (212) 226-4232

Fax: (917) 591-6397

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC.  Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 are available to the public over the Internet from the SEC’s website at http://www.sec.gov and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.    The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the address of that site is http://www.sec.gov.

We have filed with the SEC registration statements on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus.  As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, and schedules. Please refer to the registration statements and the exhibits filed as part of the registration statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered.  All such expenses are estimated except for the SEC registration fee.

Registration Fee – Securities and Exchange Commission	$3,567
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	-0-
Miscellaneous	2,000
TOTAL	$15,567

ITEM 14.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (iii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the indemnification rights conferred in the Bylaws are not exclusive.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We currently maintain liability insurance for our directors and officers. In connection with this offering, we expect to obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

ITEM 15.                      RECENT SALES OF UNREGISTERED SECURITIES.

1.  Offerings to investors for cash to raise working capital.

No underwriter or placement agent was used and no underwriting, placement agent fee or commission was paid. All of the issuances described in this section were exempt from registration pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering. The sales were separate transactions and were not part of a continuous offering.  With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on our behalf; the number of purchasers was limited; the securities sold are subject to transfer restrictions; each purchaser was an accredited investor and sophisticated; each purchaser had access to the Company’s public filings and could ask questions of management; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

(a)   August 2, 2013.  Private placement of  $10,500,000 of 10% PIK–Election Convertible Notes due 2023 (“2023 Notes”).  The purchasers were one investment fund of a family office ($4 million), an investment fund and two related family funds ($2.5 million) and an investment fund ($4 million).

The 2023 Notes bear interest at the rate of 10% per annum, payable (including by issuance of additional October 2010 Notes) semi-annually in arrears on February1 and August 1 with payments commencing on February 1, 2014. The 2023 Notes were convertible at the option of the noteholder at any time. The 2023 Notes were mandatorily convertible on the earliest date that is one year after the Issue Date when each of the following conditions have been satisfied:  (i) the average closing bid price or market price of Company common stock for the preceding 5 trading days is above the Strike Price (as defined below), and (iii) a registration statement is effective and available for resale of all of the converted shares or the noteholder may sell such shares under Rule 144 under the Securities Act.

The number of shares issued on conversion of the 2023 Notes was derived by dividing the principal and accrued interest on the 2023 Notes by $1.40 (the “Strike Price”). The Strike Price was subject to adjustment in the event of a dividend or distribution on Company’s common stock in shares of common stock, subdivision or combination of Company outstanding common stock, or reclassification of Company’s outstanding common stock.  After issuance of the Series A Notes, the 2023 Notes currently have an exercise price of $1.34 per share. The note holders may accelerate the entire amount due under the 2023 Notes upon the occurrence of certain events of default.

(b) November 3, 2014.

On November 3, 2014 (“Issue Date”), the Company issued, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash and the cancellation of warrants held by one investor.

Maturity Date of the Series A Notes.

“Stated Maturity Date” means November 3, 2018, provided that the Stated Maturity Date may be extended to November 3, 2019 at the option of the Company (the “Extension Option”) if (i) the Company has delivered written notice of its exercise of the Extension Option to the Holder not more than ninety (90) nor less than thirty (30) days prior to November 3, 2018 and (ii) the Company has delivered a certificate, dated as of November 3, 2018, certifying that no Default or Event of Default has occurred and is continuing; provided, further that the Stated Maturity Date shall be extended to the maturity date of the Series 2023 Notes or any Replacement Financing, as applicable, upon the occurrence of a Specified Event (“Specified Extension”).

Interest in the Series A Notes.

The Company will pay in kind interest for each interest period on the Note by adding the full amount of interest due on each interest payment date to the principal amount of the Note on each interest payment date, unless it elects to pay interest entirely in cash.

The principal amount of the Series A Notes bears interest at the rate of 10% payable semiannually in arrears, provided that the interest rate shall be reduced to 1% per annum on the principal amount of the Note upon the occurrence of the Specified Event, as defined below.

The term “Specified Event” means the event that will occur after the second anniversary of the Issue Date if: (i) any amounts under the Series 2023 Notes (as defined below) or any Replacement Financing (as defined below) are outstanding, (ii) the VWAP (volume weighted average price) for the preceding 30 consecutive trading days is in excess of the Exercise Price (as defined below), (iii) the closing market price of the Common Stock is in excess of the Exercise Price on the date immediately preceding the date on which the Specified Event occurs, and (iv) no default or event of default under the Series A Notes has occurred and is continuing.

The term “Series 2023 Notes” means the series of 10% PIK-Election Convertible Notes due 2023 issued by the Company on August 2, 2013 in the initial principal amount of $10,500,000.

The term “Replacement Financing” means unsecured indebtedness of the Company in a principal amount not to exceed $10,500,000 plus any accrued interest thereon (including any interest paid in kind) so long as (1) no default or event of default under the Series A Notes shall have occurred and be continuing or would result therefrom, (2) all outstanding amounts under each Series 2023 Note shall have been converted into the Common Stock of the Company pursuant to the terms of such Series 2023 Note prior to the date on which such Indebtedness is incurred, (3) the maturity date of such Indebtedness shall not be earlier than the maturity date under the Series 2023 Notes, (4) such indebtedness is not subject to scheduled amortization, redemption, sinking fund or other payment in cash prior to the maturity date of such Indebtedness, (5) such indebtedness does not include any terms that are more restrictive or onerous on the Company or its Subsidiaries in any respect than any comparable term in the Series A Note, (6) such indebtedness shall only be guaranteed by a party that is providing a guarantee of the Series A Notes (the Series A Notes are not guaranteed), (7) such indebtedness shall have an interest rate less than or equal to 10% and (8) if applicable, the exercise price, strike price or similar term with respect to the conversion of such indebtedness into the Common Stock of the Company shall be greater than or equal $1.40 and shall be subject to the adjustments on the same terms as the Series 2023 Notes.

Conversion of the Series A Notes into Common Stock.

The number of Shares to be issued upon conversion of a Note is obtained by: (i) adding (A) the principal amount or portion thereof of the Note to be converted and (B) the amount of any accrued but unpaid interest on the portion of the Note to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the per share Exercise Price (as defined below) then in effect.

The term “Exercise Price” means initially $0.92 per share and will be (i) adjusted from time to time pursuant antidilution provisions and (ii) reduced by $0.10 per share if the Company elects to exercise its Extension Option.

The Series A Notes may be voluntarily converted at any time.

The entire principal amount of the Series A Notes and accrued interest thereon shall be mandatorily converted into Shares) on the earliest date that is not earlier than two years after the Issue Date that all of the following conditions are satisfied and appropriate notice given:

(1) if on or prior to November 3, 2019 and a Specified Extension has not occurred, the VWAP for the preceding 30 consecutive trading days is at or greater than $1.00 or (2) the VWAP for the preceding 10 consecutive trading days as determined is in excess of the greater of (x) $1.40, (y) the strike price (or similar term) set forth in the Series 2023 Notes and (z) the strike price (or similar term) set forth in the Replacement Financing, if any;

(2) if on or prior to November 3, 2019 and a Specified Extension has not occurred, the closing market price of the Common Stock is at or greater than $1.00 or (2) the closing market price of the Common Stock is in excess of the greater of (x) $1.40, (y) the strike price (or similar term) set forth in the Series 2023 Notes and (z) the strike price (or similar term) set forth in the Replacement Financing, if any, in each case, on the date immediately preceding the date on which the mandatory conversion notice is received;

(3)

all outstanding amounts under each Series 2023 Note or Replacement Financing, if any, shall have been converted into the Common Stock pursuant to the terms of such Series 2023 Note or the Replacement Financing, if any; and

(4)

either (x) a registration statement is effective and available for the resale of all of the Shares to be issued on conversion on the conversion date and each of the five (5) trading days prior to the Conversion Date and on the conversion date the holder is not restricted from selling or distributing any of such its Shares to be issued on conversion pursuant to the provisions of the Registration Rights Agreement between the holder and the Company or (y) the Holder may sell all such Conversion Shares immediately under Rule 144 under the Securities Act.

Antidilution Provisions of the Series A Notes.

The number of shares issuable under the Notes may be affected by the antidilition provisions of the Notes. The antidilition provisions adjust the Exercise Price of the Notes in the event of stock dividends and splits, issuance below the market price of the Common Stock, issuances below the conversion price of the Notes, pro rata distribution of assets, rights plans, tender offers, and exchange offers.

The anti-dilution provisions are of the type known as “broad-based, weighted-average.” Broad-based refers to the fact that the antidilution formulas take into account convertible securities as well as Common Stock. Weighted-average refers to the fact that the adjustment takes into account the number of shares of shares before and after the event in question. By way of example, if the Company issues shares of Common Stock or convertible securities at an effective consideration per share that is less than the Exercise Price of the Notes then in effect (other than issuances to directors, officers, employees or consultants of the Company as compensation for services), then the conversion price will be adjusted pursuant to the following formula:

N0 + C/E0

E = E0 x -------------

N0 + NA

where: E = the Exercise Price in effect immediately after such issuance; E0 = the Exercise Price in effect immediately prior to such issuance; N0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the trading day of such issuance; NA = the number of shares of Common Stock issued and/or issuable upon exercise, conversion or exchange of any convertible securities, full physical settlement assumed; and C = the total consideration receivable by the Company on issuance and/or the exercise, conversion or exchange of any convertible securities, full physical settlement assumed.

If any single action would require more than one adjustment of the Exercise Price under the antidilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

2.  Compensatory grants of shares or options

The grants were made in exchange for services and the services did not relate to raising capital.   No payments of cash were made to the Company in connection with the grants.  No underwriter or placement agent was used and no underwriting, placement agent fee or commission was paid. All of the issuances described in this section were exempt from registration pursuant to Section 4(2) of the Securities Act, as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on our behalf; the securities sold are subject to transfer restrictions; each purchaser was an accredited investor or sophisticated; each purchaser had access to the Company’s public filings and could ask questions of management; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.  Only one person of those listed below has sold stock.

(i)  Issuances or Exercises by Third Parties

(a)  On the dates set forth below, shares of common stock were issued to Amit Dharia, Ph.D  pursuant to a consulting agreement for research and development and testing of halloysite clay (the Company’s product) in plastics.

Grant Date	Number of Shares	Stock Price on Grant Date ($)

02/01/12	1,724	1.45

(b)   On the dates set forth below, shares of common stock were issued to Yash Khanna, Ph.D  pursuant to a consulting agreement for research and development into plastics, functional fillers, and additives using the Company’s halloysite clay.

Grant Date	Number of Shares	Stock Price on Grant Date ($)

02/01/12	2,414	1.45
03/01/12	2,397	1.46
04/01/12	2,365	1.48
05/01/12	1,872	1.87
06/01/12	2,258	1.55
07/02/12	2,593	1.35
08/01/12	2,518	1.39
09/12/12	2,536	1.38
10/01/12	2,692	1.30
11/05/12	2,121	1.65
12/03/12	2,071	1.69
01/04/13	2,273	1.54
02/07/13	2,215	1.58
03/01/13	2,121	1.65
04/01/13	2,500	1.40
05/01/13	2,448	1.43
06/03/13	2,713	1.29
07/01/13	2,941	1.19
08/01/13	3,500	1.00

(c)  On the dates set forth below, shares of common stock were issued to Edward Volk, pursuant to an agreement relating to selling the Company’s products.

Grant Date	Number of Shares	Stock Price on Grant Date ($)
02/01/12	2,414	1.45
03/01/12	2,397	1.46
04/12/12	2,365	1.48
05/01/12	1,872	1.87
06/01/12	2,258	1.55
07/02/12	2,593	1.35
08/01/12	2,518	1.39
09/01/12	2,536	1.38
10/01/12	2,692	1.30
11/05/12	2,121	1.65
12/03/12	2,071	1.69
01/04/13	2,273	1.54
02/07/13	2,215	1.58
03/01/13	2,121	1.65
04/01/13	2,500	1.40
05/01/13	2,448	1.43
06/03/13	2,713	1.29
07/01/13	2,941	1.19
08/01/13	3,500	1.00
09/03/13	3,302	1.06
10/01/13	3,211	1.09
11/01/13	2,941	1.19
12/02/13	3,182	1.10
01/01/14	3,182	1.10
02/04/14	3,804	0.92
03/03/14	3,933	0.89
04/07/14	4,861	0.72
05/06/14	5,147	0.68
06/06/14	4,217	0.83
07/01/14	4,118	0.85
08/03/14	4,321	0.81
09/01/14	4,375	0.80
10/06/14	4,861	0.72
11/05/14	4,667	0.75
12/05/14	4,545	0.77
01/02/15	4,795	0.73
02/05/15	5,000	0.70

 (d)  On the dates set forth below, shares of common stock were issued to Eric Wisnefsky, pursuant to an agreement relating to selling the Company’s products.

Grant Date	Number of Shares	Stock Price on Grant Date ($)
05/15/12	7,234	1.87
06/11/12	6,774	1.55
08/30/12	7,609	1.38
12/03/12	6,213	1.69
03/07/13	6,364	1.65
06/03/13	8,140	1.29
09/03/13	9,907	1.06
12/02/13	9,546	1.10
03/31/14	11,798	0.89
07/09/14	12,650	0.83
09/02/14	13,125	0.80
12/05/14	13,636	0.77
12/05/14	1,333	0.75

(e) On the dates set forth below, the Company issued shares to various parties pursuant to capital raises:

Investor	Issue Date	Number of Shares	Stock Price on Grant Date ($)
SLZ Capital	09/30/12	1,250,000	1.30
Overbrook Foundation	01/18/13	675,676	1.48
Overbrook Opportunity Fund	01/18/13	104,329	1.48
Overbrook Opportunity Fund	01/18/13	301,076	1.48
Andrew Goffe	01/18/13	675,676	1.48
Bernard Selz	01/18/13	1,000,000	1.48
Selz Family Trust 2011	01/18/13	1,000,000	1.48

(f) On May 25, 2012, a five-year option to purchase 30,000 shares of common stock was issued to Roger Rothon for serving on the Company’s technical board.

(g)  On May 29, 2013, a five-year option to purchase 50,000 shares of common stock was issued to Crossways Consulting, the consulting vehicle for Tuvia Barak, for consulting services relating to sales leads.

(h) On the dates set forth below, common stock options were exercised by the named parties for various consulting services:

Consultant	Exercise Date	Number of Shares
Cirrus Advisors	05/01/12	6,369
Tim Clemensen	06/26/12	22,606
Rubenstein IR	07/09/12	44,444
Cirrus Advisors	07/20/12	10,647
OTA LLC	10/09/12	39,724

(ii) Grants to Directors in their capacity as such

(a) On the dates set forth below, the Company granted the following common shares to directors as payment for director’s fees:

Director	Grant Date	Number of Shares	Stock Price on Grant Date
Evan Stone	04/01/12	3,378	1.48
Evan Stone	07/03/12	3,704	1.35
Evan Stone	10/01/12	3,846	1.30
Evan Stone	01/04/13	4,464	1.54
Evan Stone	04/01/13	4,911	1.40
Evan Stone	07/01/13	5,777	1.19
Evan Stone	10/01/13	6,307	1.09
Mario Concha	10/08/13	7,775	1.09

(b)  On the dates set forth below, the Company granted to John Levy, director of the Company and an accredited investor, the following options to purchase shares of common stock as payment for director’s fees (including service as chairman).

Grant Date	Number of Shares	Exercise price
01/24/12	100,000	1.24
11/20/12	100,000	1.66

(iii)  Option Grants to Employees

On the dates set forth below, the Company granted compensatory ten-year options to purchase shares of common stock to the named employees of the Company at the time, for the share amounts and the exercise prices set forth below:

Optionee	Grant Date	Number of Shares	Exercise Price ($)
Chris DeArmitt	02/01/12	125,000	1.45
Nat Krishnamurti	05/17/12	300,000	1.55
Andre Zeitoun	11/20/12	1,742,792	1.66
Christopher Carney	11/20/12	580,931	1.66
Eric Basroon	11/20/12	580,931	1.66
William Gleeson	11/20/12	72,405	1.66
Chris DeArmitt	02/01/13	11,467	1.58
Nat Krishnamurti	05/29/13	65,000	1.35
Yash Khanna	06/24/13	300,000	1.15
Rogerio Galante	08/20/13	300,000	1.10

ITEM 16.

INDEX TO EXHIBITS

Exhibit Number
3.1	Articles of Incorporation	(1)
3.2	Bylaws, as amended	(2)
10.1	Form of Investment Agreement used in connection with January, 2013 capital raise	(3)
10.2	Form of Investment Agreement used in connection with August, 2013 capital raise	(4)
10.3	Form of 10% PIK Election Convertible Note due 2023 used in connection with August, 2013 capital raise	(5)
10.4	Form of Investment Agreement used in connection with November, 2014 capital raise	(6)
10.5	Form of 10% PIK Election Convertible Note due 2018 used in connection with November, 2014 capital raise	(7)
10.6	Form of Warrant Cancellation Agreement used in connection with November, 2014 capital raise	(8)
10.7	2013 Employment Agreement for Andre Zeitoun	(9)
10.8	Amended Employment Agreement for William Gleeson	(10)
10.10	2012 Long Term Option Plan	(11)
10.11	Form of Stock Option Agreement	(12)
10.12	Short Term Incentive Plan	(13)
10.13	Directors’ Compensation	*
10.14	Terms of Private Placement of Securities	(14)
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm	*
23.2	Consent of PMB Helin Donovan LLP, Independent Registered Public Accounting Firm	*
23.3	Consent of William Gleeson	*

* filed herewith

(1)	Incorporated by reference to exhibit 3(i)(a) included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(2)	Incorporated by reference to exhibit 3(i)(a) included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(3)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on January 23, 2013
(4)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on August 5, 2013
(5)	Incorporated by reference to exhibit 99.2 included in the Registrant's Current Report on Form 8-K, filed on August 5, 2013
(6)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on November 5, 2014
(7)	Incorporated by reference to exhibit 99.2 included in the Registrant's Current Report on Form 8-K, filed on November 5, 2014
(8)	Incorporated by reference to exhibit 99.4 included in the Registrant's Current Report on Form 8-K, filed on November 5, 2014
(9)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on March 15, 2013
(10)	Incorporated by reference to exhibit 99.1 included in the Registrant's Current Report on Form 8-K, filed on March 15, 2013
(11)	Incorporated by reference to exhibits 99.1 included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(12)	Incorporated by reference to exhibits 99.2 included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(13)	Incorporated by reference to exhibits 99.3 included in the Registrant's Current Report on Form 8-K, filed on November 26, 2012
(14)	Incorporated by reference to Items 1.01 included in the Registrant's Current Report on Form 8-K, filed on January 23, 2013, August 5, 2013, and November 5, 2014

ITEM 5.                  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person to the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on February 17, 2015.

APPLIED MINERALS, INC .

February 17, 2015	By:	/s/ ANDRE ZEITOUN
Andre Zeitoun
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andre Zeitoun and William Gleeson, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Director and Chief Executive Officer	February 17, 2015
/s/ Andre Zeitoun

	Chief Financial Officer	February 17, 2015
/s/ Nat Krishnamurti	(Principal Financial and Accounting Officer)

	Director, Chairman of the Board of	February 17, 2015
/s/ John F. Levy	Directors

	Director	February 17, 2015
/s/ David Taft

	Director	February 17, 2015
/s/ Mario Concha

	Director	February 17, 2015

/s/ Robert Betz
	Director	February 17, 2015

/s/ Ali Zamani
	Director	February 17, 2015